Exhibit 99.2

Thomas L. Ryan
President and Chief Executive Officer	July 21, 2008
tom.ryan@sci.us.com
Board of Directors
Stewart Enterprises, Inc.
1333 South Clearview Parkway
Jefferson, LA 70121
Re: Service Corporation International (“SCI”) letter dated June 26 addressed to you; Stewart Enterprises, Inc. (“Stewart”) reply letter dated July 7; and Stewart press release dated July 14 (“Press Release”).
Dear Members of the Board:
     As you know, we believe that the logic for a business combination of Stewart and SCI is compelling. But your unanimous decision, as the Board of Directors of Stewart, was to reject our proposal as inadequate. As you also know, we have expressed our intention to honor your decision.
     However, after reading your Press Release and talking to several of SCI’s shareholders, it appears that you may have misunderstood our intention to pay in the range of $10.25 to $11.25 per share for all of Stewart’s outstanding stock. In order to eliminate any ambiguity of our proposal and based on our confidence in our understanding of Stewart’s business, we hereby offer $11.00 per share in cash for all of the outstanding shares of Stewart. Of course our offer is subject to the negotiation of mutually satisfactory definitive written agreements and the completion of certain limited, confirmatory due diligence.
     We continue to believe that the time is right and the value is compelling for a combination of our businesses. If you have any questions regarding this letter, please call me. We look forward to hearing from you.
Sincerely,
/s/ Thomas L. Ryan
Thomas L. Ryan
SERVICE CORPORATION INTERNATIONAL
1929 ALLEN PARKWAY • P.O. BOX 130548 • HOUSTON, TX 77219-0548 • (713) 525-9029 • FAX (713) 525-7777

Distribution:
Frank B. Stewart Jr., Chairman of the Board
Thomas J. Crawford, President and Chief Executive Officer
Thomas M. Kitchen, Senior Vice President and Chief Financial Officer
Alden J. McDonald, Jr.
James W. McFarland
Ronald H. Patron
Michael O. Read
Ashton J. Ryan, Jr.